ESCALON MEDICAL CORP.

565	East Swedesford Road, Suite 200

Wayne, PA 19087

(Nasdaq Capital Market: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

ESCALON® TO RECEIVE $9.6 MILLION
IN SETTLEMENT AGREEMENT WITH INTRALASE CORP.

Wayne, PA – February 28, 2007 – Escalon Medical Corp. (Nasdaq Capital Market: ESMC) today announced that it has entered into an agreement with IntraLase Corp. (NASDAQ: ILSE) to settle all outstanding disputes and litigation between the parties.

Under the settlement agreement, IntraLase will make a lump sum payment to Escalon of $9.6 million, in exchange for which all pending litigation between the parties will be dismissed, the parties will exchange general releases, full ownership of all patents and intellectual property formerly licensed to IntraLase from Escalon will be obtained by IntraLase, and all obligations under the parties’ license agreement will terminate. In addition, the payment from IntraLase satisfies all outstanding past, current and future royalties owed or alleged to be owed by IntraLase to Escalon.

“We are pleased to have settled this dispute and, through the terms of the agreement, we’ve enhanced the value of our business by strengthening our balance sheet and providing additional liquidity that solidifies our current portfolio of businesses,” said Richard J. DePiano, Chairman and CEO of Escalon. “We believe the $9.6 million payment will enhance our ability to strategically expand our businesses and also provide the means to selectively pursue opportunities for synergistic growth.”

The settlement is expected to have a material effect on Escalon’s third quarter financial statements because the entire $9.6 million will be recorded as a gain on sale in the current period. The settlement also marks the end of any future royalty payments to be received under the License Agreement which is expected to have a material effect on earnings in subsequent periods. This effect will be partially offset by the elimination of legal fees related to this matter.

Founded in 1987, Escalon develops markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of Escalon’s distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York, New Berlin, Wisconsin, Dallas, Texas, Oxford, Connecticut and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to implement its growth and marketing strategies, improve upon the operations of the Company’s business units, including the integration of Drew’s and MRP’s operations and any acquisitions it may undertake, if any, of which there can be no assurance, implement cost reductions, generate cash and identify, finance and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, the continuity of royalty revenue, litigation and non-recurring expenses, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by Escalon or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s report on Form 10- K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.